                                                                   EXHIBIT 10.60


                          STOCK PURCHASE AGREEMENT

                               BY AND BETWEEN

                  CARACO PHARMACEUTICAL LABORATORIES, LTD.

                                     and

                     SUN PHARMACEUTICAL INDUSTRIES, LTD.

                                 dated as of

                               April 23, 1997

                               TABLE OF CONTENTS



1. DEFINITIONS

2. PURCHASE AND SALE OF SHARES

   2.1 TRANSACTION

   2.2 PURCHASE PRICE

   2.3 CLOSING

   2.4 DELIVERIES AT THE CLOSING


3. REPRESENTATIONS AND WARRANTIES OF BUYER

   3.1 ORGANIZATION OF BUYER

   3.2 AUTHORIZATION OF TRANSACTION

   3.3 NONCONTRAVENTION

   3.5 INVESTMENT


4. REPRESENTATIONS AND WARRANTIES CONCERNING SELLER

   4.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER

   4.2 CAPITALIZATION

   4.3 AUTHORIZATION; NONCONTRAVENTION

   4.4 BROKERS' FEES

   4.5 SEC FILINGS; FINANCIAL STATEMENTS

   4.6 NO OTHER AGREEMENTS TO SELL

   4.7 PRODUCTS AND PRODUCT REGULATION

   4.8 ABSENCE OF UNDISCLOSED LIABILITIES

   4.9 ABSENCE OF CERTAIN DEVELOPMENTS

   4.10 BOOKS AND RECORDS

   4.11 LEGAL COMPLIANCE

   4.12 TAX MATTERS

   4.13 TITLE TO PROPERTIES; ENCUMBRANCES

   4.14 FACILITY SITE

   4.15 ENVIRONMENTAL LAWS AND REGULATIONS

   4.16 INTELLECTUAL PROPERTY

   4.17 CONTRACTS

   4.18 LITIGATION; PROCEEDINGS

   4.19 EMPLOYEE BENEFITS

   4.21 EMPLOYEES

   4.22 PRODUCT LIABILITY

   4.23 INSURANCE

   4.24 AFFILIATE TRANSACTIONS

   4.25 NOT A BUSINESS COMBINATION; SHARES ACQUIRED NOT CONTROL SHARES

   4.26 REGISTRATION RIGHTS

   4.27 GENERAL


5. PRE-CLOSING COVENANTS

   5.1 GENERAL

   5.2 NOTICES AND CONSENTS

   5.3 FULL ACCESS

   5.4 ADDITIONAL FINANCIAL STATEMENTS AND OTHER INFORMATION

   5.5 HEXAL OPTIONS

   5.6 AMENDMENT TO ARTICLES OF INCORPORATION

   5.7 OTHER AFFIRMATIVE COVENANTS OF THE SELLER

   5.8 NEGATIVE COVENANTS OF THE SELLER

   5.9 ADDITIONAL COVENANT OF BUYER


6. CONDITIONS TO OBLIGATION TO CLOSE

   6.1 CONDITIONS TO OBLIGATION OF BUYER

   6.2 CONDITIONS TO OBLIGATION OF THE SELLER


7. STOCK EXCHANGE LISTING

   7.1 BEST EFFORTS TO RELIST ON NASDAQ

   7.2 LISTING OF COMMON PURCHASED HEREUNDER


8. REMEDIES FOR BREACHES OF THIS AGREEMENT

   8.1 SURVIVAL

   8.2 INDEMNIFICATION

   8.3 PLEDGE AGREEMENT PROVIDES SOLE REMEDY

   8.4 ARBITRATION

   8.5 FINDER'S OR BROKER'S FEES


9. TERMINATION

   9.1 TERMINATION OF AGREEMENT

   9.2 EFFECT OF TERMINATION


10. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS

11. NO THIRD-PARTY BENEFICIARIES

12. FURTHER ASSURANCES

13. ENTIRE AGREEMENT

14. BINDING EFFECT; ASSIGNMENT

15. COUNTERPARTS

16. HEADINGS

17. NOTICES

18. GOVERNING LAW

19. AMENDMENTS AND WAIVERS

20. SEVERABILITY

21. EXPENSES

22. CONSTRUCTION

23. INCORPORATION OF EXHIBITS, ANNEXES AND SCHEDULES

                            STOCK PURCHASE AGREEMENT


     THIS AGREEMENT, made this 1st day of April, 1997, by and between CARACO PHARMACEUTICAL LABORATORIES, LTD., a Michigan corporation ("Seller"), and SUN PHARMACEUTICAL INDUSTRIES, LTD., a corporation organized under the laws of India ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, Seller is engaged in the manufacture and distribution of generic pharmaceuticals; and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to issue and sell to Buyer, 5,300,000 shares of Seller's Common Stock, with no par value per share (with any stock into which such stock may hereinafter be changed, "Common"), under the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.   DEFINITIONS.

     1.1 "Acceptable Letter of Credit" shall mean an irrevocable letter of credit, expiring not less than six months after the date of issuance, issued by a bank reasonably selected by Buyer and substantially in the form attached hereto as EXHIBIT 1.1, which letter of credit provides that Seller may make draws upon such letter of credit (i) automatically upon the expiration of such letter of credit or (ii) by presenting evidence of a duly adopted resolution of the Executive Committee of Seller's Board of Directors authorizing that such draw be made certified by Seller's Chief Executive Officer.

     1.2 "Affiliate" of any particular Person shall mean any other Person controlling, controlled by or under common control with such Person.

     1.3 "Acquired Shares" has the meaning set forth in Section 2.1 below.

     1.4 "Business Sale" has the meaning set forth in Section 5.8.2 below.

     1.5 "By-law Amendment" has the meaning set forth in Section 6.1.12 below.

     1.6 "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601-9675.

     1.7    "Closing" has the meaning set forth in Section 2.3 below.

     1.8    "Closing Date" has the meaning set forth in Section 2.3 below.

     1.9    "Code" means the Internal Revenue Code of 1986, as amended.

     1.10   "Common" has the meaning set forth in the recitals hereto.

     1.11   "Contribution Agreement" has the meaning set forth in Section
            6.1.13 hereof.

     1.12 "Controlled Group" has the meaning set forth in Section 4.19.5 below.

     1.13   "Employee Pension Plans" has the meaning set forth in Section
            4.19.1 below.

     1.14   "Employee Welfare Plans" has the meaning set forth in Section
            4.19.1 below.

     1.15 "Environmental and Safety Requirements" has the meaning set forth in Section 4.15 below.

     1.16 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.17 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.18   "FDA" has the meaning set forth in Section 4.7.2 below.


     1.19 "GAAP" means generally accepted accounting principles of the United States as in effect from time to time.

     1.20 "Government Licenses" means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from foreign, federal, state or local governments or governmental agencies or other similar rights, including those listed on Exhibit 4.20.

     1.21 "Hagelstein" means David A. Hagelstein, individually, and as Trustee of the David Hagelstein Trust u/a/d October 27, 1993.

     1.22 "Hazardous Material" has the meaning set forth in Section 4.15 below.

     1.23 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.24 "Indemnified Parties" has the meaning set forth in Section 7.2 below.

     1.25 "Information Statement" has the meaning set forth in Section 5.5 below.

     1.26   "Initial Payment" has the meaning set forth in Section 2.2.1 below.

     1.27 "Joliat" means Jay F. Joliat, individually, and as Trustee of the Jay F. Joliat Qualified Terminable Interest Marital Trust u/a/d April 8, 1982.

     1.28 "Joliat and Hagelstein Performance Date" means the date on which Joliat and Hagelstein have made aggregate contributions to Seller in an aggregate amount of not less than $1,000,000 in accordance with the terms of the Contribution Agreement.

     1.29 "Latest Balance Sheet" means the unaudited balance sheet as of December 31, 1996 which is included in the Seller's Year End Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1997.

     1.30 "Liens" means any mortgage, pledge, lien, encumbrance, security interest, conditional sale agreement, easement, option, debt, charge, claim or restriction of any kind.

     1.31   "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

     1.32 "Ordinary Course of Business" means the ordinary course of business for the Seller, consistent with past custom and practice.

     1.33   "Other Plans" has the meaning set forth in Section 4.19.1 below.

     1.34 "Permitted Liens" means (a) mechanic's, materialmen's and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; (c) other Liens arising in the Ordinary Course of Business by operation of statute or law and securing obligations of the Seller which are not yet due and payable; and
            (d) the Liens listed on Exhibit 1.35 hereto.

     1.35 "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated association, corporation, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

     1.36   "Plans" has the meaning set forth in Section 4.19.1 below.

     1.37 "Pledge Agreement" has the meaning set forth in Section 6.2.6 below.

     1.38 "Product" means a "drug" as defined in 21 U.S.C. 321(g), or a "device" as defined in 21 U.S.C. 321(h).

     1.39 "Products Agreement" has the meaning set forth in Section 6.1.10 below.

     1.40 "Proprietary Rights" means all of the following owned by, issued to, or licensed to Seller, or used in its business, along with all associated income, royalties, damages and payments due from or payable by any third party (including damages and payments for past, present, or future infringements or misappropriations thereof), all other associated rights (including the right to sue and recover for past, present, or future infringements or misappropriations thereof), and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), and any reissues, continuations, continua tions-in-part, divisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names, together with all goodwill associated therewith, and all registrations and applications for registration thereof; (iii) copyrights and works of authorship, and all registrations and applications for registration thereof; (iv) mask works and all registrations and applications for registration thereof; (v) computer software (including data, data bases and related documentation); (vi) trade secrets, confidential information, and proprietary data and information (including compilations of data (whether or not copyrighted or can copyright), ideas, formulae, compositions, blends, processes, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); (vii) other intellectual property rights or proprietary rights; and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium), including, in the case of each of the foregoing items (i) through
            (vii), the items set forth on Exhibit 4.16.

     1.41   "Purchase Price" has the meaning set forth in Section 2.2 below.

     1.42 "SEC" means the United States Securities and Exchange Commission, or any successor governmental entity.

     1.43   "Securities Act" means the Securities Act of 1933, as amended.

     1.44 "SEC Reports" means all forms, reports, statements and documents required to be filed by the Seller with the SEC since February 11, 1994.

     1.45 "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

     1.46 "Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

     1.47 "Voting Agreement" has the meaning set forth in Section 6.1.11 hereof.

2.   PURCHASE AND SALE OF SHARES.

     2.1 Transaction. Under and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to issue and sell to Buyer, 5,300,000 shares of Common (the "Acquired Shares") for the consideration specified below in this Section 2.

     2.2 Purchase Price. The purchase price for the purchase of the Acquired Shares shall be US$7,500,000 (the "Purchase Price"), which shall be paid to the Seller by Buyer as follows:

     2.2.1 Anytime before the Closing, but after the receipt of final approval of Reserve Bank of India and/or Government (or any agency or department) of the Republic of India, by the Buyer, for remittance of funds in accordance with the terms hereof and the Products Agreement, Buyer shall deliver to Seller a certified or official Bank Check or wire transfer in the amount of $500,000 payable to the order of Seller ("Advance towards Share Application Money"). This amount shall be treated as interest bearing loan from the Buyer to the Seller till the time of the Closing and shall be secured by a charge on all the existing equipment and movable and immovable properties of the Seller, subject to prior charges of 1) Economic Development Corporation 2) Trustees of J. Joliat Trust 3) Trustee of David Hagelstein Trust and 4) Sun Pharma Global, Inc. for this purpose the Seller will enter into a Security Agreement, a secured Promissory Note and such other documents as the Buyer may reasonably require.

     If for any reason whatsoever, this agreement is terminated or not acted upon by the parties or the Closing does not come through, this amount or $500,000 shall be refunded immediately by the Seller to the Buyer.

     However, if the Closing comes through, this amount shall be adjusted towards the Buyer's payment of purchase price for the shares.

     2.2.2 At the Closing, Buyer shall deliver to Seller a certified or official bank check or wire transfer in the amount of $1,500,000 payable to the order of Seller (the "Initial Payment").

     2.2.3 On or before September 30, 1997, Buyer shall deliver to Seller one or more Acceptable Letters of Credit, which, in the aggregate, have an initial principal amount of $2,000,000.

     2.2.4 Within 180 days after the Joliat and Hagelstein Performance Date, Buyer shall deliver to Seller one or more Acceptable Letters of Credit which, in the aggregate, have an initial principal amount of $2,000,000.

     2.2.5 Within 360 days after the Joliat and Hagelstein Performance Date, Buyer shall deliver to Seller one or more Acceptable Letters of Credit which, in the aggregate, have an initial principal amount of $1,500,000.

     2.2.6 In lieu of all or any portion of any payment which may be made by delivery of an Acceptable Letter of Credit, Buyer may, in its sole discretion, deliver a certified or bank check or wire transfer in an amount equal to the portion of the principal grant of the Acceptable Letter of Credit which it has determined to pay in cash.

     2.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sun Pharmaceutical to occur of (a) April 30, 1997 or (b) a date designated by Buyer on a business day within fifteen (15) business days following the date as of which the conditions to each party's obligations (as set forth in Section 6 hereof) have been satisfied, or at such other date as Buyer and Seller may mutually determine (the "Closing Date").

     2.4 Deliveries at the Closing. At the Closing: (a) the Seller will deliver to Buyer the various certificates, instruments and documents referred to in Section 6.1 below; (b) Buyer will deliver to Seller the various certificates, instruments and documents referred to in Section 6.2 below; (c) Seller will deliver to Buyer (i) three stock certificates with each such certificate representing 1,413,333 shares of Common each being dated the Closing Date and (ii) one stock certificate representing 1,060,001 shares of Common dated the Closing Date, all such stock certificates to be duly executed, authorized and delivered by Seller; and
     (d) Buyer will deliver to the Seller the Initial Payment as specified in
     Section 2.2.1 above.

3.   REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to Seller as follows:

     3.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of India.

     3.2 Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which Buyer is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the other agreements contemplated hereby to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Buyer, its board of directors or stockholders is necessary to authorize the execution or delivery of this Agreement or the other agreements contemplated hereby to which Buyer is a party. This Agreement has been duly executed and delivered by Buyer and constitutes, and the other agreements contemplated hereby to which Buyer is a party upon execution and delivery by Buyer will each constitute, the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions.

     3.3 Noncontravention. Other than the consents and approvals of or filings or registrations with the Reserve Bank of India and/or the government of the Republic of India (or any agency thereof), neither the execution and the delivery of this Agreement and the other agreements contemplated hereby to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will: (a) violate, (b) conflict with, (c) result in a breach of, (d) constitute a default under,
     (e) result in the termination or acceleration of or create in any party the right to accelerate, terminate, modify or cancel, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Person under, Buyer's charter or bylaws, or any agreement, contract, lease, loan agreement, indenture, license, permit, mortgage or other instrument to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject or any statute, regulation, rule, injunction, judgment, order or decree of any governmental agency or court to which Buyer is subject, in any such case in any manner which would materially and adversely affect the ability of buyer to perform its obligation under this Agreement or any of the other Agreement contemplated hereunder.

     3.4 Investment. Buyer: (a) understands that the Acquired Shares have not been, and may never be (subject to Company's obligations under the Registration Rights Agreement) registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon exemptions from the registration requirements of the Securities Act and such state securities laws for transactions not involving any public offering; (b) is acquiring the Acquired Shares solely for its own account for investment purposes, and not with a view to, or for resale in connection with, the distribution thereof; (c) is a sophisticated investor with such knowledge and experience in business and financial matters that Buyer is capable of evaluating the merits and risks of the investment hereunder; (d) has received and relied upon certain information concerning Seller and has had access to and the opportunity to review additional information (and to the extent reviewed, has relied upon such information) including, without limitation, books and records of Seller and material contracts and documents relating to this transaction and has had the opportunity to question the appropriate executive officers of Seller, all as desired in order to evaluate the merits and risks inherent in holding the Acquired Shares (provided that nothing in this clause (d) shall affect or limit in any manner the representations, warranties, covenants or agreements of Seller contained in this Agreement); and (e) is able to bear the economic risk and lack of liquidity inherent in holding the Acquired Shares.

4.   REPRESENTATIONS AND WARRANTIES CONCERNING SELLER.

     Seller represents and warrants to Buyer, as follows:

     4.1 Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Seller is duly authorized to conduct business under the laws of Michigan, which constitutes the only jurisdiction in which the ownership of properties or the conduct of business requires Seller to be so qualified and the failure to so qualify could reasonably be expected to have an adverse effect on Seller or its condition (financial or otherwise), earnings, assets, liabilities, business operations or prospects or the transactions contemplated hereby. Seller has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the business in which it is engaged and will be engaged in immediately after the transactions contemplated by this Agreement and to own and operate the properties owned and operated by it. The copies of the Articles of Incorporation, attached hereto as
     EXHIBIT 4.1(a), and Bylaws, attached hereto as EXHIBIT 4.1(b), of Seller are, and will be, accurate and complete as of the date hereof (except to the extent the By-laws have been amended by the By-law Amendment) and the Closing Date. Seller does not have any subsidiaries and does not own any stock, partnership interests, joint venture interests, membership interests or any other security issued by any other Person.

     4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Seller consists of 20,000,000 shares of Common, 7,842,106 of which are currently issued and outstanding, and 5,000,000 Preferred shares, 285,714 of which have been designated as Series A Preferred Stock and are currently issued and outstanding. Other than the 285,714 shares of Series A Preferred Stock, no other Preferred Shares have been designated or issued or are outstanding. All of the outstanding shares of the Common and Series A Preferred Stock have been duly and validly authorized and issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities law registration requirements (including, without limitation, any requirements pursuant to Section 5 of the Securities Act), or pursuant to valid exemptions therefrom. Other than this Agreement and the Products Agreement and as listed on EXHIBIT 4.2, there are no subscriptions, options, warrants, calls, commitment, preemptive rights or other rights of any kind outstanding for the purchase of, nor any securities convertible into or exchangeable for, any securities. EXHIBIT 4.2 contains a true and correct list of all persons holding options and/or warrants ("Stock Options") to purchase shares of Common Stock, the number of Stock Options held by such person and the exercise price with respect to such Stock Options. The execution, delivery, and performance of this Agreement and the Products Agreement will not result in any change in the exercise price or the number of shares issuable upon the exercise of any of the Stock Options. There are no restrictions upon the voting or transfer of any shares of the Common pursuant to the Company's Articles of Incorporation, Bylaws or other governing documents or any agreement or other instrument to which the Seller is a party or by which the Seller is bound. Except for the Voting Agreement, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of Seller to which the Company is a party or of which it knows, should reasonably know or has received notice. Upon consummation of the transactions contemplated by this Agreement, the Acquired Shares will be duly authorized and validly issued and not subject to any preemptive or similar rights, and (i) upon receipt of the Initial Payment, 1,413,333 of them will be fully paid and non-assessable and (ii) each of the Acquired Shares released from the pledge in accordance with the Pledge Agreement will be, upon such release, fully paid and non-assessable. The Acquired Shares will be acquired free and clear of any Lien, claim, charge, restriction or other encumbrance, except as provided pursuant to the Pledge Agreement, and shall rank pari passu with the existing issued and outstanding shares of Common.

     4.3 Authorization; Noncontravention. Seller has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Seller, its board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby to which Seller is a party and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and constitutes, and the other agreements contemplated hereby which Seller is a party upon execution and delivery by Seller will each constitute, the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions. Neither the execution and the delivery of this Agreement and the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will: (a) violate, (b) conflict with, (c) result in a breach of, (d) constitute a default under,
     (e) result in the termination or acceleration of or create in any party the right to accelerate, terminate, modify or cancel, (f) require any authorization, consent, approval, exemption or other action by or notice to any Person under, or (g) result in the creation of any Lien on any of Seller's assets under, Seller's Articles of Incorporation or Bylaws, or any agreement, contract, lease, loan agreement, indenture, license, permit, mortgage or other instrument to which Seller is bound or to which any of its assets is subject or any statute, regulation, rule, injunction, judgment, order or decree of any governmental agency or court to which the Seller is subject which could reasonably be expected to have a material adverse effect on Seller or its condition (financial or otherwise), earnings, assets, liabilities, business operations or prospects or the transactions contemplated hereby.

     4.4 Brokers' Fees. Seller does not have any liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement or the Products Agreement.

     4.5 SEC Filings; Financial Statements. Seller has filed all of the SEC Reports required to be filed by it. The SEC Reports (i) were each prepared in accordance with, and at the time of filing complied with, the requirements of all applicable rules and regulations and (ii) (except with respect to the defalcation reported in SEC Reports, to the extent it affected SEC Reports filed prior to the disclosure thereof) did not at the time they were filed contain any untrue statement of material fact or omit to state a material fact required to be stated therein, or necessary in order to make the statement therein, in the light of the circumstance under which they were made, not misleading. Each of the financial statements (including, in each case, any related notes thereto) contained in the SEC Reports has been prepared in accordance with GAAP consistently applied, and each presents fairly the financial position of Seller at the respective dates thereof and the consolidated results of its operations and changes in cash flow for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. Except as disclosed in EXHIBIT 4.5 hereto, since September 30, 1996, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Seller, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, accident, casualty, labor trouble, act of God, other public act or otherwise.

     4.6 No Other Agreements to Sell. Seller does not have any legal obligation, absolute or contingent, to any Person to sell material assets or the business of Seller or to effect any merger, consolidation, liquidation, dissolution, recapitalization or other reorganization of Seller or to enter into any agreement with respect thereto.

     4.7  Products and Product Regulation.

          4.7.1 EXHIBIT 4.7 sets forth each Product that is being manufactured, distributed, sold or marketed by the Seller. With respect to each such Product, the Seller has obtained all applicable approvals, clearances, authorizations, licenses, and registrations, required by federal, state, local or foreign governments or government agencies, regulating the safety, effectiveness or marketing clearance for each such Product. In the United States, these include, without limitation, new drug applications, abbreviated new drug applications, product license applications, investigational new drug exemptions, premarket approval applications, premarket notifications under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, investigational device exemptions and product export applications.

          4.7.2 The Seller has made available to Buyer for review all potentially significant documents delivered to Seller concerning communications to or from the Food and Drug Administration (the "FDA"), or prepared by the FDA, which bear in any way on the Seller's compliance with the FDA regulatory requirements.

          4.7.3 The Seller's inventory of Products is in good and marketable condition in accordance with industry standards and consists of a quantity and quality usable and saleable in the Ordinary Course of Business. There are no circumstances or facts existing which may result in the recall of any of the Products manufactured, distributed, sold or marketed by the Seller.

     4.8 Absence of Undisclosed Liabilities. The Seller has no material debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise, whether due or to become due) arising out of any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when any such liability or obligation is asserted), including, without limitation, Taxes with respect to or based upon transactions or events occurring on or before the Closing, except (a) liabilities and obligations fully reflected on the Latest Balance Sheet, and (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which relates to any material indebtedness for borrowed money, breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand). The Seller does not have any material debt, liability or obligation, of any nature (as set forth in the preceding sentence) not required by GAAP to be set forth in a financial statement. For the purpose of this Section 4.8, any debt, liability, obligation or indebtedness in excess of $10,000, individually or in the aggregate, shall be deemed material.

     4.9 Absence of Certain Developments. Except as set forth on EXHIBIT 4.9, since the date of the Latest Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business, and Seller has not:

          4.9.1 discharged or satisfied any Lien or encumbrance or paid any obligation or liability, other than current liabilities paid in the Ordinary Course of Business, or canceled, compromised, waived or released any right or claim;

          4.9.2 sold, assigned, licensed or transferred any of its assets having a fair market value in excess of $10,000 individually or in the aggregate (including to any employees or Affiliates of Seller), except for dispositions of assets in the Ordinary Course of Business to Persons, or mortgaged, pledged or subjected them to any Lien, except for Permitted Liens, or canceled without fair consideration any debts or claims owing to or held by it in excess of $10,000 individually or in the aggregate;

          4.9.3 sold, assigned, transferred, abandoned or permitted to lapse any material Government Licenses or any of the Proprietary Rights or other intangible assets, or disclosed any proprietary confidential information to any Person or granted any license or sublicense, or otherwise permitted the use, of any rights under or with respect to any Proprietary Rights;

          4.9.4 made or granted any bonus (in excess of the lesser of $5,000 and 5% of salary) or any wage or salary increase (in excess of the lesser of 5% of previous wage or salary and $5,000) to any employee, officer or director, or made any other material change in employment terms for any employee, officer or director;

          4.9.5 made or granted any increase in, or materially amended or terminated, any existing plan, program, policy or arrangement, including any Plan (as defined in Section 4.19.1), employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or materially amended or renegotiated any existing collective bargaining agreement or entered into any new collective bargaining agreement or multiemployer plan;

          4.9.6 made any capital expenditures or commitments therefor such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall comprise in excess of $100,000 on the Closing Date;

          4.9.7 made any loans or advances to, or guarantees for the benefit of or entered into, amended or terminated any lease, contract, agreement or commitment, or taken any other action or entered into any other transaction with, any of the officers, directors, employees or Affiliates of Seller, except for the transactions contemplated by this Agreement;

          4.9.8 suffered any extraordinary or material loss, damage, destruction or casualty loss, whether or not covered by insurance, or waived any material rights, whether or not covered by insurance and whether or not in the Ordinary Course of Business;

          4.9.9 received notification or gained knowledge that any of Seller's 10 largest customers (based on net revenues for the twelve months ended December 31, 1996) or suppliers will stop or generally decrease the rate of business done with the Seller;

          4.9.10   suffered any destruction of Seller's books and records;

          4.9.11 issued or sold any notes, bonds or other debt securities or any equity securities or any securities convertible, exchangeable or exercisable into any equity securities or warrants, options or other rights to acquire equity securities;

          4.9.12 borrowed any amount or incurred or become subject to any liabilities in excess of $10,000 individually or in the aggregate, except for current liabilities incurred in the Ordinary Course of Business;

          4.9.13 declared, set aside or paid any dividend or distribution of cash or other property to shareholders of the Seller with respect to its stock or purchased, redeemed or otherwise acquired any shares of its capital stock or any warrants, options or other rights to acquire its stock, or made any other payments to the shareholders of the Seller;

          4.9.14 made any charitable or other capital contribution or agreed or pledged to make any charitable or other capital contribution in excess of $10,000, either individually or in the aggregate;

          4.9.15 made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

          4.9.16 entered into any other single transaction or series of related transactions in the Ordinary Course of Business with commitments by such Seller in excess of $25,000, or entered into any transaction not in the Ordinary Course of Business; or

          4.9.17 permitted its current liabilities to exceed, in the aggregate, $1,500,000 (excluding liabilities to the Economic Development Corporation (EDC).

     4.10 Books and Records. The minute books of Seller, as previously made available to Buyer and Buyer's representatives, contain true and accurate records of meetings of, and corporate action taken by (including action taken by written consent), the shareholders and Board of Directors (including any and all of its Committees) of Seller. Seller has made and kept books and records and accounts, which in reasonable detail, accurately and fairly reflect the activities of Seller and Buyer has reasonably relied on such books and records and accounts.

     4.11 Legal Compliance. Seller has complied with all applicable laws, rules or regulations of any applicable federal, state and local or foreign governments or agencies as to which the failure to comply could reasonably be expected to have a material adverse effect on the Company, its condition (financial or otherwise), assets, liabilities, business operations or prospects, or its ability to consummate the transactions contemplated hereby and by the Products Agreement, including, the Federal Food, Drug and Cosmetic Act and all applicable rules, regulations, practices and policies of the FDA, and no action, suit, proceeding, hearing, complaint, demand, notice or investigation has been filed, commenced or, to the best of its knowledge, threatened against Seller alleging any failure to so comply. Seller has not, directly or indirectly, paid or delivered any payment of cash or property, however characterized to any Person, which is in any manner related to the business or operations of Seller and which Seller knows or has reason to believe to have been illegal under any federal, state or foreign law having jurisdiction, and has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

     4.12   Tax Matters.

            4.12.1 Seller has timely filed all Tax Returns with respect to the Seller and the Plans required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are complete, true and accurate in all material respects. All Taxes required to be paid by the Seller in respect of the periods for which Tax Returns are due have been paid, and the Seller has established an adequate accrual or reserve in accordance with GAAP consistently applied for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of such periods up to and including the Closing Date.

             4.12.2  Except as set forth on EXHIBIT 4.12:

                  4.12.2.1 with respect to each taxable period or event of the Seller, either such taxable period or event has been audited by the relevant taxing authority or the time for assessing or collecting any Tax with respect to each such taxable period or event has closed and such taxable period or event is not subject to review by any relevant taxing authority and there are no disputed tax liabilities for any period or event;

                  4.12.2.2 no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Seller or with respect to its activities;

                  4.12.2.3 Seller has not requested or consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

                  4.12.2.4 Seller has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

                  4.12.2.5 there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the best of its knowledge, threatened against or with respect to the Seller with respect to any Tax as such Tax relates to or concerns either Seller or the Plans;

                  4.12.2.6 Seller is not a party to or bound by any Tax allocation or Tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes;

                  4.12.2.7 no claim has ever been made by a taxing authority in a jurisdiction where Seller does not pay Tax or file Tax Returns that Seller is or may be subject to Taxes assessed by such jurisdiction; and

                  4.12.2.8 Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

     4.13 Title to Properties; Encumbrances. Except for properties and assets which have been sold or otherwise disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet, Seller has good, valid and marketable title to: (a) all of its properties and assets (real and personal, tangible and intangible), reflected in the Latest Balance Sheet; and (b) all of the properties and assets acquired by it since the Latest

     Balance Sheet; in each case subject to no Lien (other than Permitted Liens). All of Seller's offices, factories, buildings, improvements, machinery, equipment and other tangible personal property and assets are in good condition and repair, except for ordinary wear and tear and are in conformity with all applicable laws and regulations relating thereto currently in effect as to which the failure to comply could reasonably be expected to have a material adverse effect on the Company, its condition (financial or otherwise), assets, liabilities, business operations or prospects, or its ability to consummate the transactions contemplated hereby and by the Products Agreement. Seller owns or leases under valid, binding and enforceable leases all real estate, offices, improvements, machinery, equipment and other tangible personal property necessary for the conduct of Seller's business as currently conducted.

     4.14 Facility Site. The Seller does not own, lease or use any real property other than the property located at 1150 Elijah McCoy Drive, Detroit, Michigan (the "Facility Site"). Except for the Lien in favor of the Economic Development Corporation of the City of Detroit, the Seller has full ownership and good, valid and marketable title in fee simple to the Facility Site, and enjoys peaceful and undisturbed possession thereof. There are no pending, or to the Seller's knowledge after reasonable investigation, where practicable, threatened condemnation proceedings relating to the Facility Site. The Facility Site and the manufacturing facility operated thereon have been inspected and approved by the FDA and are operated in compliance with the FDA's currently applicable Good Manufacturing Practices. All improvements on the Facility Site and the operations therein conducted conform to all applicable health, fire, environmental, safety, zoning and building laws, ordinances and administrative rules and regulations as to which the failure to comply could reasonably be expected to have a material adverse effect on the Company, its condition (financial or otherwise), assets, liabilities, business operations or prospects, or its ability to consummate the transactions contemplated hereby and by the Products Agreement. All buildings, structures, improvements and fixtures owned, leased or used by Seller in the conduct of its business and the operations therein conform to all applicable federal, state, local and foreign health, fire, environmental, safety, zoning and building laws, ordinances and administrative rules and regulations, and all applicable codes and rules adopted by national and local associations and boards of insurance underwriters as to which the failure to comply could reasonably be expected to have a material adverse effect on the Company, its condition (financial or otherwise), assets, liabilities, business operations or prospects, or its ability to consummate the transactions contemplated hereby and by the Products Agreement; and all such buildings, structures, improvements and fixtures are in good operating condition and repair.

     4.15 Environmental Laws and Regulations. Except as disclosed on EXHIBIT 4.15, Seller has complied and is in compliance with all Environmental and Safety Requirements as to which the failure to comply could reasonably be expected to have a material adverse effect on the Company, its condition (financial or otherwise), assets, liabilities, business operations or prospects, or its ability to consummate the transactions contemplated hereby and by the Products Agreement. For purposes hereof, "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, rules, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment (whether indoors or outdoors), including, without limitation, all those relating to the presence, use, production, generation, handling, management, disclosure, transportation, treatment, storage, disposal, recycling, distribution, labeling, testing, processing, discharge, release, threatened release, control, abatement, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation, or other forms of energy or pathogens (collectively, "Hazardous Material"). Seller is not aware of any fact or circumstance (including, without limitation, any proposed Environmental and Safety Requirements) that could require Seller to make any capital expenditure, individually or in the aggregate, in excess of $25,000, to keep its operations as currently conducted in compliance with all Environmental and Safety Requirements.

          4.15.1 Without limiting the generality of the foregoing, Seller has obtained and complied with, and is in compliance with, all Government Licenses required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business. A list of all such Government Licenses is set forth on
          EXHIBIT 4.15.

          4.15.2 Seller has not received any written or oral notice, report or other information regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial, or penal sanctions, or corrective costs or penal sanctions, relating to it or its facilities and arising under Environmental and Safety Requirements.

          4.15.3 Except as set forth on EXHIBIT 4.15, none of the following exists at any property or facility owned or operated by Seller: (i) underground tanks, (ii) surface impoundments; (iii) asbestos-containing material in any form or condition; or (iv) materials or equipment containing polychlorinated biphenyls.

          4.15.4 Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material or owned or operated any facility or property, so as to give rise to response costs, natural resource damages or other liabilities or attorneys' fees pursuant to Environmental and Safety Requirements.

          4.15.5 Seller has not, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

          4.15.6 To Seller's knowledge after reasonable investigation, where practicable after diligent investigation, the properties currently owned or used by Seller are free of any environmental defect, including, without limitation, contamination from Hazardous Materials.

          4.15.7 Without limiting the foregoing, no facts, events or conditions existing or occurring on or before the Closing Date relating to the past or present facilities, properties or operations of Seller will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including any liabilities relating to onsite or offsite releases or threatened releases of Hazardous Materials, personal injury, property damage or natural resource damage.

     4.16  Intellectual Property.

           4.16.1  EXHIBIT 4.16 contains a complete and accurate list of all:
           (i) patented or registered Proprietary Rights and pending patent applications and other applications for registration of Proprietary Rights owned, used or filed by or on behalf the Seller; (ii) trade names, corporate names and unregistered trademarks and service marks owned or used by the Seller; (iii) unregistered copyrights owned or used by the Seller to the extent protected by common law; (iv) software and databases owned or used by the Seller; and (v) licenses or other rights granted by the Seller to any third party with respect to any Proprietary Rights, and all licenses or other rights granted by any third party to the Seller with respect to any Proprietary Rights, in each case identifying the subject Proprietary Right.

           4.16.2 To the best of its knowledge, the Proprietary Rights comprise all of the proprietary or intellectual property rights necessary for the operation of the Seller's business as currently conducted.

           4.16.3  Except as indicated on the EXHIBIT 4.16:   (i) there have
           been no claims made against the Seller asserting the invalidity, misuse or unenforceability of any Proprietary Rights; (ii) the conduct of the Seller's business has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party, nor would the continued conduct of the Seller's business as currently conducted infringe, misappropriate or otherwise violate the intellectual property rights of any third party; (iii) the Seller has not received any notices of, or is nor aware of any facts which indicate a likelihood of, any infringement, misappropriation or other violation by, or any conflict with, any third party, with respect to the Proprietary Rights (including any demand or request that the Seller cease using any Proprietary Rights or license any rights from any third party); (iv) the Seller is not in breach of any license or other grant of rights with respect to the Proprietary Rights; and (v) the transactions contemplated by this Agreement will not have an adverse effect on Seller's right, title and interest in and to the Proprietary Rights.

     4.17  Contracts.

           4.17.1 Except as set forth on EXHIBIT 4.17, Seller is not a party to any written or oral:

                    4.17.1.1 contract, agreement or other understanding with any labor union or contract, agreement or other understanding for the employment of any officer, employee or other person on a full-time, part-time or consulting basis or any severance or golden parachute agreements;

                    4.17.1.2 contract, agreement or indenture relating to the borrowing of money, or the mortgaging, pledging or otherwise placing a Lien on any of its assets;

                    4.17.1.3 contract, agreement or commitment with respect to the lending or investment of funds to or in other Persons;

                    4.17.1.4 outstanding powers of attorney executed on behalf of the Seller or any guaranty;

                    4.17.1.5 lease or agreement under which it is lessee of or holds or operates any personal property owned by any other party for which the annual rental exceeds $10,000;

                    4.17.1.6 lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it for which the annual rental exceeds $10,000;

                    4.17.1.7 outstanding bid, contract, agreement or group of related contracts or agreements or orders with the same party for the purchase or sale of products or services under which the undelivered balance of such products or services has a price in excess of $10,000;

                    4.17.1.8   license, sublicense or royalty agreement;

                    4.17.1.9 contract, agreement or understanding with any employee, officer, director, stockholder or other Affiliate of Seller;

                    4.17.1.10 contract which prohibits it from freely engaging in business anywhere in the world;

                    4.17.1.11 other contract, agreement or understanding or group of related contracts, agreements or understandings with the same party requiring payments after the date hereof to or by Seller of more than $10,000; or

                    4.17.1.12 other agreement, contract or understanding, whether or not entered into in the ordinary course of business, which, if not performed by Seller or any other party thereto, would have a material adverse effect on the business, assets, liabilities, financial condition, operating results or business prospects of Seller.

            4.17.2 Except as disclosed on EXHIBIT 4.17, (i) no contract or commitment described on EXHIBIT 4.17 has been, to Seller's knowledge after reasonable investigation, where practicable, breached or canceled by the other party that has not been duly cured or reinstated, (ii) Seller has performed all of its obligations required to be performed by it under such contracts and commitments to the date of this Agreement and the Closing Date and is not in receipt of any written claim of default or breach under any such contract or commitment, and (iii) to its knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any such contract or commitment.

     4.18 Litigation; Proceedings. Except as disclosed on EXHIBIT 4.18, there are no actions, suits, proceedings, hearings, orders, charges, complaints, investigations or claims pending or, to the best of its knowledge, threatened against or affecting Seller, its assets or the Plans (as defined in Section 4.19.1 hereof) (or pending or, to the best of its knowledge, threatened against or affecting any of Seller's officers, directors, employees or shareholders), or to which Seller or any of its assets may be bound or affected, at law or in equity, or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, to the best of its knowledge, there is no basis for any of the foregoing; nor are there any pending or, to seller's knowledge, after reasonable investigation where practicable its knowledge, threatened investigations, nor, to its knowledge, is there any basis for any such investigation; neither the Seller nor, to Seller's knowledge after reasonable investigation, where practicable, any of its respective Affiliates, officers or directors is subject to any judgment, order or decree of any court or governmental agency; and Seller has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage.

     4.19   Employee Benefits.

            4.19.1 Except as set forth on EXHIBIT 4.19, with respect to current or former employees of Seller, independent contractors, or the spouses, beneficiaries or dependents thereof, Seller does not maintain and has not maintained, does not contribute to and has not contributed to, does not have and has not had any obligation to contribute to, does not have and has not had any liability or potential liability with respect to any (i) qualified defined contribution or defined benefit plans or arrangements (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the "Employee Pension

          Plans"); (ii) any ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) ("Employee Welfare Plans"); or (iii) any plan, policy, program or arrangement (whether or not terminated) which provides nonqualified deferred compensation benefits, bonus benefits or compensation, incentive benefits or compensation, severance benefits or compensation, benefits or compensation payable on account of a "change of ownership or control" (including a change in ownership of a substantial portion of the assets of Seller) or any program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits ("Other Plans").
          Except as set forth on EXHIBIT 4.19, Seller does not participate and has not participated in or contributed to any Multiemployer Plan nor does Seller have any other liability, including any potential withdrawal liability, with respect to any Multiemployer Plan, and Seller has not incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any Multiemployer Plan. Seller does not maintain or have any obligation to contribute to (or any other liability with respect to) any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than medical benefits required to be provided to former employees, their spouses and other dependents under Part 6 of Subtitle B of Title I of ERISA or Code Section 4980B. (Any Employee Pension Plan, any Employee Welfare Plan, any Other Plan and any Multiemployer Plan shall be referred to herein collectively as the "Plans.")

          4.19.2 All Plans (and related trusts and insurance contracts) materially comply in form and in operation with the applicable requirements of ERISA and the Code. The Employee Pension Plans which are employee pension benefit plans (as defined in section 3(2) of ERISA) meet the requirements of "qualified plans" under Section 401(a) of the Code, and each such Employee Pension Plan has received a favorable determination letter from the Internal Revenue Service. The Internal Revenue Service has taken no action to revoke any such letter and, to the best of its knowledge, there is nothing that would cause the Internal Revenue Service to take action to revoke any such letter.

          4.19.3 Except as set forth on EXHIBIT 4.19, all required reports and descriptions (including Form 5500 Annual Reports, summary annual reports and the summary plan descriptions) with respect to all Plans (other than Multiemployer Plans) have been properly filed with the appropriate government agency and distributed as required by law to employees and/or their beneficiaries and Seller has complied with the requirements of Part 6 of Subtitle B of Title V of ERISA or
          Section 4980B of the Code.

          4.19.4 With respect to all Employee Pension Plans and all Multiemployer Plans, all contributions of Seller which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Employee Pension Plans and Multiemployer Plans and all contributions for periods prior to the Closing Date which are not yet due have been made or accrued. With respect to all Employee Welfare Plans and all Other Plans, all premiums and/or contributions, whether or not due, for prior plan years and the current plan year for the period ending on the Closing Date have been paid or accrued. None of the Plans maintained by the Seller has any unfunded liabilities which are not funded or otherwise accrued.

          4.19.5 Except as set forth on EXHIBIT 4.19, none of the Plans is a "defined benefit plan" (as defined in Section 3(35) of ERISA) or a Multiemployer Plan. Seller has not incurred any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor, any other governmental agency, any Multiemployer Plan or any Person with respect to any Plan subject to Title IV of ERISA and which is currently or previously maintained by members of the controlled group of companies (as defined in Section 414 of the Code) that includes Seller (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a risk to Seller or any other member of the Controlled Group of incurring such a liability, other than liability for premiums due the Pension Benefit Guaranty Corporation.

          4.19.6 With respect to each Plan, (i) there have been no prohibited transactions as defined in Section 406 of ERISA and in Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the Plans, (iii) no fiduciary has engaged in any transactions with respect to the Plans which could subject Seller, any fiduciary, any plan administrator or any party dealing with any such plan to either a civil penalty assessed pursuant to Section 501(i) of ERISA or the tax or penalty on prohibited transactions imposed by
          Section 4975 of the Code, and (iv) no actions, investigations, suits or claims with respect to the assets thereof are pending or, to the best of its knowledge, threatened, and, to the best of its knowledge, there are no facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims against any Plan, any fiduciary with respect to such Plans or the assets of such Plans.

           4.19.7 Except as set forth on EXHIBIT 4.19, with respect to each Plan and any cafeteria plans under Section 125 of the Code, to the extent applicable, the Seller has furnished to Buyer true and complete copies of (i) the plan documents, summary plan descriptions, any other document filed or required to be filed with a governmental agency or any document distributed to any employee, participant or beneficiary of such Plan, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the last Form 5500 Annual Report and actuarial report, and (iv) all related trust agreements, insurance contracts or other funding agreements which implement the Plans.

           4.19.8 Neither Seller nor any Person acting on behalf of Seller has, in contemplation of any corporate transaction involving Seller, issued any written communication to, or otherwise made or entered into any legally binding commitment with, any employees of the Seller to the effect that, following the date hereof, (i) any benefits or compensation provided to such employees under the Plans or under any other plan or arrangement will be enhanced, (ii) any new plans or arrangements providing benefits or compensation will be adopted,
           (iii) any Plans will be conducted for any period of time, or (iv) any plans or arrangements provided by Seller will be made available to such employees.

     4.20 Material Government License Permits. EXHIBIT 4.20 contains a complete listing and summary description of all material Government Licenses held by the Seller for use in the conduct of its business. Except as indicated on EXHIBIT 4.20, Seller holds all of the Government Licenses that are necessary to own and operate its business as presently conducted, including all Government Licenses required under any federal, state or local law relating to public health and safety, employee health and safety, pollution or protection of the environment, including without limitation, the Federal Food, Drug and Cosmetic Act. Seller is in compliance with the terms and conditions of the Government Licenses on EXHIBIT 4.20 and has received no notices that it is in violation of any of the terms or conditions of such Government Licenses. Seller has taken all necessary action to maintain and renew all such Government Licenses. No loss or expiration of any such Government License is pending, foreseeable or, to Seller's knowledge after reasonable investigation, where practicable, threatened, other than expiration in accordance with the terms thereof.
     The consummation of the transactions contemplated hereby will not result in any revocation, cancellation or suspension of any Government License.

     4.21 Employees. Seller has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, the Worker Adjustment and Retraining Notification Act, as amended, and the Immigration Reform and Control Act of 1986, as amended. There are no administrative charges or court complaints pending or, to Seller's knowledge after reasonable investigation, where practicable, threatened against Seller before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination, sexual harassment, ethnic or racial discrimination or any other matters relating to the employment of labor. There is no unfair labor practice, charge or complaint pending or, to Seller's knowledge after reasonable investigation, where practicable, threatened against Seller before the National Labor Relations Board or any similar state or local body. Within the last three (3) years, Seller has not experienced any union organization attempts, labor disputes or general work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, general work stoppage or slowdown pending or, to Seller's knowledge after reasonable investigation, where practicable, threatened. There is no request for representation pending and no question concerning representation has been raised within the past two years. There is no grievance or arbitration proceeding pending. The Seller is not party to nor bound by any collective bargaining agreement or other labor agreement.

     4.22 Product Liability. Seller has no liability for, and to sellers knowledge, after reasonable investigations, where practicable, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller which could give rise to, any liability arising out of any injury to individuals as a result of the use of any product manufactured, sold, or delivered by the Seller.

     4.23 Insurance. EXHIBIT 4.23 sets forth an accurate description of each insurance policy to which Seller has been a party, a named insured or otherwise the beneficiary of coverage at any time during the past two years. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect and Seller to Seller's knowledge after reasonable investigation where practicable has never been in breach or default with respect to its obligations under such insurance policies. Except as set forth on the EXHIBIT 4.23, Seller has not been denied insurance coverage requested by or on behalf of it within the past two years.

     4.24 Affiliate Transactions. Except as disclosed on EXHIBIT 4.24, no director, officer or employee of Seller (or any of the relatives or Affiliates of the aforementioned) is a party to any agreement, contract, commitment or transaction with the Seller, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the business of Seller. Without limiting the foregoing, to the best of its knowledge, no director, officer or employee of Seller (or any of the relatives or Affiliates of the aforementioned) is a director of any customer or supplier of Seller.

     4.25 Not A Business Combination; Shares Acquired Not Control Shares. The vote required by Section 780 of the Michigan Business Corporation Act does not, and shall not, apply to (i) the transactions contemplated by this Agreement, (ii) the transactions contemplated by the Product Agreement or (iii) any future transaction, whether or not a "business combination" as defined pursuant to Section 776 of the Michigan Business Corporation Act, between Seller, on the one hand, and the Buyer or any of its existing or future Affiliates, on the other hand. The transactions contemplated by this Agreement and the Products Agreement shall not, individually or in the aggregate, constitute a "Control Share Acquisition" for the purposes of, and as defined pursuant to, Chapter 7B of the Michigan Business Corporation Act.

           4.26 Registration Rights. Except for the rights existing pursuant to the Registration Rights Agreement, no holder of Common or any other security issued by the Company will have any right to require the registration thereof (or of any security receivable upon the exercise or conversion thereof) under the Securities Act or, except as set forth in Section 4.26 hereof, the right to include any such security (or any security receivable upon the exercise or conversion thereof) in a registration statement filed by the Company under the Securities Act. EXHIBIT 4.26 contains a complete and accurate description of the terms of all agreements relating to the inclusion of securities in a registration statement, including without limitation, (i) the names of the Holders of such securities, (ii) the type and quantity of securities eligible to be so included, (iii) the preconditions to any such inclusion and (iv) any priority of such securities to be included in an underwritten public offering.

           4.27 General. The statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4). Neither this Section 4 nor any certificate delivered by Seller contains or will contain, when taken as a whole, any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

5.   PRE-CLOSING COVENANTS.

     The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     5.1 General. Each of the parties will use its reasonable best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered).

     5.2 Notices and Consents. Each of the parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain, any authorizations, consents and approvals of governmental agencies and third parties required in connection with this Agreement.

     5.3 Full Access. The Seller will permit representatives of Buyer to have full and complete access at all reasonable times, upon prior notice, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, customers, suppliers, books, records (including tax records), contracts and documents of Seller.

     5.4 Additional Financial Statements and Other Information. As soon as reasonably practicable after they become available, Seller shall furnish to Buyer (i) the quarterly financial statements of Seller, which shall have been prepared in accordance with GAAP consistently applied, (ii) all monthly financial statements or reports of the Company which shall have been prepared in a manner consistent with past practice, (iii) copies of all proxy statements, notice and reports as it shall send to its public stockholders and copies of all registration statements and all reports which it files with the Securities and Exchange Commission or with any domestic securities exchange on which any of its securities are listed, and
     (iv) copies of all press releases and other statements made available to the public concerning material developments in the business of Seller. In addition, Seller shall give prompt notice to the Buyer of any material developments involving the operations or activities of Seller.

     5.5 Hexal Options. Seller shall use its best efforts to negotiate, execute and deliver an agreement with Hexal-Pharma GmbH regarding an amendment to the Product Options issued by Seller to Hexal-Pharma GmbH.

     5.6 Amendment to Articles of Incorporation. Seller's Board of Directors shall recommend for approval of Seller's stockholders an amendment to Seller's Articles of Incorporation, in a form reasonably acceptable to Buyer, for the purpose of increasing the number of authorized shares of Common to not less than 30,000,000, and shall take such actions as reasonably necessary so that such proposed amendment will be considered by Seller's stockholders at the first annual meeting of stockholders to occur after the date hereof, or if no such annual meeting is to be held on or before June 30, 1997, then at a special meeting of stockholders called for the purpose of voting on such amendment to occur not later than June 30, 1997.

     5.7   Other Affirmative Covenants of the Seller.  Seller shall:

           5.7.1 conduct its business and operations only in the Ordinary Course of Business;

          5.7.2 keep in full force and effect its corporate existence and all Government Licenses relating or pertaining to its business;

          5.7.3 keep its business organizations and properties intact, including its present business operations and physical facilities and Seller's present relationships with lessors, licensors, suppliers, customers, distributors, manufacturers and others having business relations with it in the Ordinary Course of Business; and

          5.7.4 promptly inform Buyer in writing of any variances from the representations and warranties contained in Section 4 hereof or any breach of any covenant hereunder by the Seller.

     5.8  Negative Covenants of the Seller.

          5.8.1 Except as otherwise provided herein, Seller shall not:


                    5.8.1.1 except as disclosed on EXHIBIT 5.8, take any action that would require disclosure under Section 4.9 hereof;

                    5.8.1.2 take any action that would or omit to take any action the omission of which would reasonably be anticipated to have a material and adverse effect upon the business, assets, liabilities, financial condition, operating results or business prospects of the Seller;

                    5.8.1.3 without the prior written approval of Buyer, (A) enter into any contract (1) out of the Ordinary Course of Business, or (2) restricting in any way the conduct of Seller's business or operations, (B) make any loans, (C) increase any officer's or employee's compensation, incentive arrangements or other benefits, except for increases for employees (but not officers) made in the Ordinary Course of Business, (D) establish or, except in accordance with past practice or as may be required by law, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering employees of Seller, (E) pay any dividends, redeem, purchase or otherwise acquire directly or indirectly issued and outstanding capital stock, or any outstanding rights or securities exercisable or exchangeable for or convertible into capital stock of Seller, (F) amend the charter or bylaws of Seller or issue or agree to issue any capital stock or any rights to acquire, or securities convertible into or exchangeable for, any of the capital stock of Seller, (G) directly or indirectly engage in any transaction, arrangement or contract with any employee, officer, director, partner, stockholder or other insider or Affiliate of Seller which is not at arm's length, or (H) execute any guarantee, issue any debt or borrow any money, except for current liabilities from suppliers in the Ordinary Course of Business, or buy or sell any assets out of the Ordinary Course of Business;

                    5.8.1.4 except upon the exercise or conversion of any options, warrants or shares of preferred stock outstanding on the date hereof issue any securities to any Person or incur any additional Indebtedness without the prior written consent of Buyer;

                    5.8.1.5 negotiate with any other Person engaged in the pharmaceutical business with respect to any material transaction between Seller and such Person, without the prior written approval of Buyer; provided, however, that nothing herein shall preclude Seller from honoring all of its contractual commitments existing on the date hereof with R.P. Scherer Corporation, McKesson, Hexal-Pharma GmbH & Co, KG, Clonmel Chemicals Co., Ltd., Apotex, Inc. and another pharmaceutical company with respect to which the Seller has a confidentiality agreement; or

                    5.8.1.6 enter into any transaction, arrangement or contract (including any transfer of the Seller's assets or placing a Lien on the Seller's assets) except on an arm's-length basis in the Ordinary Course of Business.

          5.8.2 Until consummation of the transactions contemplated hereby or termination of this Agreement pursuant to Section 8.1 hereof, neither the Seller nor any of its Affiliates, representatives, agents, officers, employees or directors shall, directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person or enter into any agreement or accept any offer relating to any (a) reorganization, liquidation, dissolution or recapitalization of Seller, (b) borrowings or indebtedness of Seller,
          (c) merger or consolidation involving Seller, (d) purchase or sale of any assets or capital stock (other than a purchase or sale of assets in the Ordinary Course of Business), or (e) similar transaction or business combination involving Seller or any of its assets (the foregoing items (a) through (e) collectively referred to herein as a "Business Sale"), or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing, except with the prior written consent of Buyer.

     5.9 Additional Covenant of Buyer. Between the date hereof and the Closing Date, except as otherwise expressly provided herein, Buyer shall promptly inform Seller in writing of any variances from the representations and warranties contained in Section 3 hereof or any breach of any covenant hereunder by Buyer.

6.   CONDITIONS TO OBLIGATION TO CLOSE.

     6.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to satisfaction of the following conditions:

          6.1.1 The representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          6.1.2 Seller shall have performed and complied in all material respects with all of its covenants and agreements hereunder required to be performed by it prior to the Closing;

          6.1.3 There shall not be any pending or threatened injunction, judgment, order, decree, act or ruling by any court or governmental agency which presents a substantial risk to the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith;

          6.1.4 Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 6.1.1,
          6.1.2 and 6.1.3 is satisfied;

          6.1.5 Seller shall have delivered to Buyer stock certificates representing all of the Acquired Shares;

          6.1.6 Seller shall have delivered to Buyer (i) good standing certificates from the State of Michigan and any other states in which the nature of its business or properties requires it to qualify to do business as of the most recent practicable date, (ii) a copy of the Articles of Incorporation and Bylaws of Seller which are certified as of a recent date, in the case of the Articles of Incorporation, by the Secretary of State of the State of Michigan and in the case of the Bylaws by an appropriate officer of Seller and (iii) certified copies of the resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

          6.1.7 The Board of Directors of Seller shall consist of not more than eleven members and shall include not less than six persons designated in writing by

          Buyer to serve as its nominees; the Executive Committee of the Board of Directors of Seller shall consist of not more than three members, not less than two of which are directors nominated by Buyer; and the Chief Executive Officer and Chairman of Seller shall be persons approved of, in writing, by Buyer.

          6.1.8 Seller shall have delivered to Buyer such other certificates and documents as are required hereby or are reasonably requested by Buyer (including, without limitation, copies of all governmental and third party consents).

          6.1.9 Seller shall have delivered to Buyer an opinion of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, counsel to Seller, with respect to the matters set forth in EXHIBIT 6.1.9 attached hereto, in form and substance reasonably satisfactory to Buyer;

          6.1.10 Seller and Buyer shall have entered into a product agreement in substantially the form attached hereto as EXHIBIT 6.1.10 (the "Products Agreement") and upon the Closing such agreement shall be valid, binding and effective as to the parties thereto;

          6.1.11 Seller, Buyer, Joliat and Hagelstein shall have entered into a voting agreement in substantially the form attached hereto as EXHIBIT
          6.1.11 (the "Voting Agreement") and upon the Closing such agreement shall be valid, binding and effective as to the parties thereto;

          6.1.12 Seller shall have adopted an amendment to its By-laws in substantially the form attached hereto as EXHIBIT 6.1.12 (the "By-law Amendment") and upon the Closing such amendment shall be binding and effective;

          6.1.13 Seller, Joliat and Hagelstein shall have entered into a letter agreement in substantially the form attached hereto as EXHIBIT 6.1.13 (the "Contribution Agreement") and upon the Closing such agreement shall be valid, binding and effective as to the parties thereto;

          6.1.14 Seller and William Hurd shall have entered into an Amendment to Employment Agreement in substantially the form attached hereto as
          EXHIBIT 6.1.14 and upon the Closing such amendment shall be valid, binding and effective as to the parties thereto;

          6.1.15 Seller and Alan J. Hammer shall have entered into an Amendment to Employment Agreement in substantially the form attached hereto as
          EXHIBIT 6.1.15 and upon the Closing such amendment shall be valid, binding and effective as to the parties thereto;

          6.1.16 Seller and Robert Kurkiewicz shall have entered into an Amendment to Employment Agreement in substantially the form attached hereto as EXHIBIT 6.1.16 and upon the Closing such amendment shall be valid, binding and effective as to the parties thereto;

          6.1.17 Seller and Buyer shall have entered into a Registration Rights Agreement in substantially the form attached hereto as EXHIBIT 6.1.17, and such agreement shall be valid, binding and effective as to the parties thereto.

          6.1.18 Seller and the Economic Development Commission of the City of Detroit shall have entered into a definitive agreement with respect to the restructuring of Seller's debt to the Economic Development Commission of the City of Detroit in a form reasonably acceptable to Buyer and containing terms substantially similar to those set forth in
          EXHIBIT 6.1.18 hereof, and such definitive agreements shall have become, or upon the Closing will have become, valid, binding and effective on the parties thereto.

          6.1.19 The Reserve Bank of India and/or the government (or any agency or department) of the Republic of India shall have granted final approval of Buyer's remittance of funds in accordance with the terms hereof and the Products Agreement;

          6.1.20 Since the date of this Agreement, there shall have been no events or conditions, which, either individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations or prospects of Seller, and Buyer shall be provided with a certificate from the Seller to that effect at the Closing;

     6.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          6.2.1 The representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          6.2.2 Buyer shall have performed and complied in all material respects with all of its covenants and agreements hereunder required to be performed by it prior to the Closing;

          6.2.3 To Buyer's knowledge, after reasonable investigation, where practicable, there shall not be any pending or threatened injunction, judgment, order, decree or ruling by any court or governmental agency which presents a substantial risk to the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith;

          6.2.4 Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 6.2.1,
          6.2.2 and 6.2.3 is satisfied;

          6.2.5 Buyer shall have delivered to Seller the Initial Payment in accordance with Section 2.2; and

          6.2.6 Buyer shall have executed and delivered the Pledge Agreement substantially in the form attached hereto as EXHIBIT 6.2.6 (the "Pledge Agreement") and delivered all necessary stock powers required thereunder and such agreement shall be valid, binding and effective as to the parties thereto.

7.   STOCK EXCHANGE LISTING

     7.1 Best Efforts to Relist on NASDAQ. From the date hereof and for a one year period after the Closing, the Seller agrees to use all commercially reasonable efforts to cause its Common to become admitted for trading on the NASDAQ Small Cap Market.

     7.2 Listing of Common Purchased Hereunder. In the event that the Common shall be listed for trading on any national securities exchange or become admitted for trading on the NASDAQ National Market or the NASDAQ Small Cap Market, such listing or admission (to the extent permitted by the rules of such exchange or NASDAQ market) shall include all Acquired Shares.

8.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

     8.1  Survival.


          8.1.1 All representations, warranties, covenants and agreements of Seller contained in this Agreement shall survive the Closing and continue in full force and effect thereafter until ninety days after delivery to Seller's Board of audited financial statements for Seller for its fiscal year ending in 2000 except representation and warranties on Stock options on which liabilities will expire on December 31, 2005 and will not be affected by any examination made by or on behalf of Buyer, the knowledge of any of its officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion. In addition, no indemnification will be required from Seller until the aggregate of Buyer's damages exceed $50,000.

          8.1.2 All representations, warranties, covenants and agreements of Buyer contained in this Agreement shall survive the Closing and continue in full force and effect thereafter until ninety days after delivery of audited financial statements for Seller for its fiscal year ending in 1999 and will not be affected by any examination made by or on behalf of Seller, the knowledge of any of its officers, directors, stockholders, employees or agents or the acceptance of any certificate or opinion.

     8.2 Indemnification. Seller shall indemnify and hold harmless Buyer and its Affiliates, directors, officers, advisors, agents and employees (the "Indemnified Parties"), to the fullest extent lawful, from and against any and all losses, damages, claims, liabilities, actions and expenses (including, without limitation, costs of investigation, preparing or defending any such claim or action and reasonable legal fees and expenses (collectively "Losses") arising out or in connection with (i) any third party claims asserted against an Indemnified Party arising out of or in connection with the transactions contemplated hereby or (ii) the material breach of any warranty, representation, covenant or agreement of the Seller contained in this Agreement or any of the agreements contemplated hereby (as to which breach Seller has received notice and not less than 30 days to cure), and including, without limitation, any such Losses arising out of transactions entered into or events occurring prior to the Closing. The term "Losses" as used in this Section 8.2 is not limited to matters asserted by third parties against an Indemnified Party, but includes Losses incurred or sustained by any Indemnified Party in the absence of third party claims.

     8.3 Remedy. The Seller hereby specifically agrees that its only remedy against the Buyer in case of any default by the Buyer of any of the terms of this Agreement, is enforcement of its rights to recover the unpaid balance moneys payable by the Buyer to the Seller, as purchase consideration for 5.3 million shares i.e.; $7.5 million in the aggregate, the idea being that under no circumstances Buyer's financial obligations under this Agreement shall exceed $7.5 million and the Buyer will not be liable for any extra or additional or consequential or liquidated or director or indirect damages or claims or enhancement in price or losses of opportunities or interest, either from the Seller or from other persons whether claiming through the Seller or otherwise. The Seller hereby specifically waives and foregoes all its other rights or remedies which it may have against the Buyer under Michigan Business Corporation Act or any other law, rules, bylaws, Articles of Incorporation, regulations or in torts. The Seller also further hereby confirms that if it has committed a prior material breach of any of the terms and conditions of this Agreement or if Buyer's breach of any of the terms and conditions is directly or indirectly caused by or motivated by or is the result of or is a defence against any breach or action or omission of the Seller, then the Seller will have the right or remedy whatsoever against the Buyer including the right to recover the balance purchase consideration money for the shares.


     8.4 Arbitration. Any dispute between the parties regarding any provision of this Agreement shall be resolved by binding arbitration before the London Court of International Arbitration according to its rules of commercial arbitration. Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction.

     8.5 Finder's or Broker's Fees. Buyer represents and warrants and Seller represents and warrants that, it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Each of the parties hereby agrees to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable by reason of any act, omission or statement of indemnifying party.

9.   TERMINATION.

     9.1 Termination of Agreement. The Agreement may be terminated as provided below:

          9.1.1 Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          9.1.2 Either Buyer or Seller may terminate this Agreement if the Closing has not occurred by June 30, 1997; provided that neither Buyer, on the one hand, nor Seller, on the other hand, will be entitled to terminate this Agreement pursuant to this Section 9.1.2 if such party's breach of this Agreement has prevented the consummation of the transaction contemplated hereby;

          9.1.3 Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement, and Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; and

          9.1.4 Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event there has been a material breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement, and Seller has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach.

     9.2 Effect of Termination. If any party terminates this Agreement pursuant to the Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

10.  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.

     Unless required by law (in which case the Seller hereby agrees to give Buyer a reasonable prior opportunity to review and comment upon any proposed disclosure), after the date hereof through and after the Closing Date, Seller shall not issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of Buyer.

11.  NO THIRD-PARTY BENEFICIARIES.

     This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective affiliates, officers, directors, heirs, executors, administrators, successors and permitted assigns.

12.  FURTHER ASSURANCES.

     The parties hereto hereby agree to execute and deliver to one another such further instruments and other documentation as may be requested by any other party hereto at any time and from time to time to carry out the terms of this Agreement.

13.  ENTIRE AGREEMENT.

     This Agreement and the exhibits and schedules attached hereto and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous oral and written communications and agreements with respect thereto.

14.  BINDING EFFECT; ASSIGNMENT.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, executors, administrators, successors and permitted assigns. No party has the right to assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, except that Buyer may assign this Agreement and any of the provisions hereunder to any Affiliate of Buyer without the consent of Seller. In addition, Buyer may assign its rights under this Agreement for collateral or other security purposes to any lenders providing bonafide financing to Buyer without the consent of Seller.

15.  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instruments.

16.  HEADINGS.

     Headings of sections shall be deemed to be included for purposes of convenience only and shall not affect the interpretation of this Agreement.

17.  NOTICES.

     Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if sent by certified mail, postage prepaid, return receipt requested, or overnight delivery service (receipt confirmed), or facsimile (receipt confirmed), as follows, unless such address is changed by written notice hereunder:


     If to Seller:      Caraco Pharmaceutical Laboratories, Ltd.
                        1150 Elijah McCoy Drive
                        Detroit, Michigan  48202
                        Attention:  President

                        with a copy to:

                        Fred B. Green, Esq.
                        Seyburn, Kahn, Ginn, Bess, Deitch and Serlin
                        2000 Town Center
                        Suite 1500
                        Southfield, Michigan  48075-1195

     If to Buyer:       Sun Pharmaceutical Industries Limited
                        Synergy House, Subhanpura
                        Gorwa Road, Baroda, 390-007 India
                        Attention:  Mr. Dilip Shanghvi

                        and

                         Sun Pharmaceutical Industries Limited
                         3, Narayan Building, 23, L.N. Road
                         Dadar (E), Mumbai - 400 014 India
                         Attention:  Mr. Sudhir Valia

                         with a copy to:

                         Michael D. Rosenthal, Esq.
                         Sonnenschein Nath & Rosenthal
                         8000 Sears Tower
                         Chicago, Illinois  60606


Any notice delivered hereunder shall be deemed given when actually received.

18.  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

19.  AMENDMENTS AND WAIVERS.

     This Agreement may be amended and any provision hereof waived only in a writing signed by the party against whom an amendment or waiver is sought to be enforced. The parties hereto shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of such party in refraining from so doing at any time or times. The failure of any party at any time to enforce its rights under such provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same.

20.  SEVERABILITY.

     If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

21.  EXPENSES.

     Except as otherwise expressly provided in this Agreement, the parties will bear their respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Seller shall pay fees in connection with the issuance of any Acceptable Letter of Credit in an amount not to exceed 1% of the face amount of any such Acceptable Letter of Credit, with Buyer paying any such fees in excess thereof.

22.  CONSTRUCTION.

     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any foreign, federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

23.  INCORPORATION OF EXHIBITS, ANNEXES AND SCHEDULES.

     The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, themselves or by their duly authorized representatives, under seal, the day and year first above written.


                                CARACO PHARMACEUTICAL LABORATORIES, LTD.


                                By:/s/William R. Hurd
                                   -------------------------------------

                                   Title:  President and COO
                                         -------------------------------


                                SUN PHARMACEUTICAL INDUSTRIES, LTD.


                                By:/s/Sudhir Valia
                                   -------------------------------------
                                   Title:   Full Time Director
                                         -------------------------------